UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Monarch Casino & Resort, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FORWARD LOOKING STATEMENTS

This proxy statement contains statements that do not relate to historical or current facts, but are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable.  These statements may also relate to future events or trends, our future prospects, and proposed new products, services, developments, or business strategies, among other things.  These statements can generally (although not always) be identified by their use of terms and phrases such as anticipate, appear, believe, could, would, estimate, expect, indicate, intend, may, plan, predict, project, pursue, will, continue, and other similar terms and phrases, as well as the use of the future tense.

Actual results could differ materially from those expressed or implied in our forward looking statements.  Our future financial condition and results of operations, as well as any forward looking statements, are subject to change and to inherent known and unknown risks and uncertainties.  See Item 1A, Risk Factors, in our most recently filed Form 10-K Annual Report for a discussion of these and other risks and uncertainties.  You should not assume at any point in the future that the forward looking statements in this report are still valid.  We do not intend, and undertake no obligation, to update our forward looking statements to reflect future events or circumstances.

MONARCH CASINO & RESORT, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 21, 2010

To the Stockholders of Monarch Casino & Resort, Inc.:

The Annual Meeting of Stockholders of Monarch Casino & Resort, Inc. (the “Company”, “we”, “our” or “Monarch”) will be held at the Atlantis Casino Resort Spa, 3800 South Virginia Street, Reno, Nevada 89502, on Friday, May 21, 2010, at 10:00 a.m. local time, for the following purposes:

1.               To elect John Farahi and Craig F. Sullivan as directors of the Company;

2.               To approve a stock option exchange program for eligible employees;

3.               To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 25, 2010 are entitled to notice of, and to vote, at the annual meeting.  The stock transfer books will not be closed.  On or about April 9, 2010, we will mail to our stockholders either a printed copy of our proxy statement and our annual report on Form 10-K or a notice containing instructions on how to access our proxy statement and annual report and how to vote online.  The notice also contains instructions on how you can receive a paper copy of our annual meeting materials, including the notice of annual meeting, proxy statement and proxy card, should you wish.

Stockholders are cordially invited to attend the annual meeting in person.  STOCKHOLDERS DESIRING TO VOTE IN PERSON MUST REGISTER AT THE ANNUAL MEETING WITH THE INSPECTORS OF ELECTION PRIOR TO COMMENCEMENT OF THE ANNUAL MEETING.  IF YOU WILL NOT BE ABLE TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE ENCOURAGED TO READ THE PROXY STATEMENT AND THEN CAST YOUR VOTE AS PROMPTLY AS POSSIBLE IN ACCORDANCE WITH THE INSTRUCTIONS IN THE NOTICE WE WILL MAIL TO CERTAIN STOCKHOLDERS ON OR ABOUT APRIL 9, 2010 OR, IF YOU RECEIVED A PRINTED COPY OF THE PROXY MATERIALS, ON THE ENCLOSED PROXY CARD.

By order of the Board of Directors,

BOB FARAHI
Secretary

MONARCH CASINO & RESORT, INC.

PROXY STATEMENT

MONARCH CASINO & RESORT, INC.

3800 South Virginia Street

Reno, Nevada  89502

PROXY STATEMENT

This Proxy Statement is prepared for the stockholders of Monarch Casino & Resort, Inc. (the “Company”, “we”, “our” or “Monarch”) in connection with the annual meeting of stockholders of the Company to be held at the Atlantis Casino Resort Spa, 3800 South Virginia Street, Reno, Nevada 89502, on Friday, May 21, 2010, at 10:00 a.m. local time, and any adjournment thereof, for the purposes indicated in the Notice of Annual Meeting of Stockholders and more fully outlined herein.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Question:  What is the Notice of Internet Availability of Proxy materials that I received in the mail instead of a full set of proxy materials?

Answer:  Under rules adopted by the U.S. Securities and Exchange Commission, we are furnishing proxy materials to certain of our stockholders via the internet, instead of mailing printed copies of those materials to each stockholder.  On or about April 9, 2010, we will mail to our stockholders either a printed copy of our proxy materials, including our proxy statement and our annual report on Form 10-K, or a Notice of Internet Availability containing instructions on how to access our proxy materials.  This electronic access process is designed to expedite stockholders’ receipt of proxy materials, lower the costs of our annual meeting and help to conserve natural resources.  However, if stockholders prefer to receive a printed copy of our proxy materials and a paper proxy card, they may do so by following the instructions included in the Notice of Internet Availability.

Question:  Why am I being provided with access to or receiving these proxy materials?

Answer:  You are being provided with access to or are receiving these proxy materials because you owned shares of Monarch common stock as of the close of business on March 25, 2010, our record date.  This proxy statement describes in detail issues on which we would like you, our stockholder, to vote.  It also gives you information on these issues so that you can make an informed decision.  If you will not be able to attend the annual meeting and vote in person, you are encouraged to read this Proxy Statement and then cast your vote as promptly as possible in accordance with the instructions either in the Notice of Internet Availability or, if you received a printed copy of the proxy materials, on the enclosed proxy card.  The shares represented by the proxy will be voted if the proxy is properly executed and received by the Company prior to the commencement of the annual meeting, or any adjournment thereof.

Question:  On what questions am I being asked to vote?

Answer:

1.                                       The election of John Farahi and Craig F. Sullivan as directors of the Company; and

2.                                       The approval of a stock option exchange program for eligible employees, under which eligible employees would be able to elect to exchange outstanding stock options for a lesser number of stock options with lower exercise prices (the “replacement options”).  Options held by eligible employees with exercise prices greater than the approximate 52-week intraday-high price of our common stock as reported on the Nasdaq Stock Market (“Nasdaq”), measured as of the start of the exchange program, will be eligible to be surrendered for replacement options.

The exchange ratio or ratios will be established by grouping together eligible options with similar exercise prices, and then assigning an appropriate exchange ratio to each grouping. We may also treat all eligible options as one group. The exchange ratio or ratios will be designed to result in a fair value, for accounting purposes, of the replacement options. The fair value of the replacement options will be approximately equal to the fair value of the eligible options that are surrendered in the exchange based on valuation assumptions made shortly before the offer to exchange commences. The ratio or ratios will be designed with the goal of making the grant of replacement options a value-for-value exchange for participants, structured to avoid any incremental accounting charge to Monarch, to the extent reasonably practicable at the time that the ratio or ratios are established. The actual exchange ratio or ratios will be determined by the compensation committee shortly before the start of the exchange program, and will depend on the original exercise price of the eligible option, the then-current fair value of the stock option, and the fair value of the replacement option.

Each replacement option granted in the exchange program will vest in two equal annual installments commencing on the first anniversary of the date of grant, provided that the grantee remains an employee of Monarch or one of our subsidiaries as of each such date.

Question:  How does the Board of Directors recommend I vote on these proposals?

Answer:  Our Board of Directors recommends that you vote your shares FOR each of the nominees for director named in this proxy statement and FOR the stock option exchange program.

Question:  Why are we recommending that stockholders approve this proposal?

Answer:  We believe that an effective and competitive employee incentive program is imperative for the success of our business.  We rely on our experienced and productive employees and their efforts to achieve our business objectives.  At Monarch, stock options constitute a key component of our incentive and retention programs because the Board, the Compensation Committee and Incentive Plan Committee believe that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success, and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

Due to the significant decline of our stock price during the last few years, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock.  For example, the closing price of our common stock on NASDAQ on December 31, 2009 was $8.10 and the closing price was $9.25 on March 24, 2010, whereas, the weighted average exercise price of all outstanding options held by our employees and eligible for exchange was $22.89.  As of December 31, 2009, approximately 27% of outstanding stock options held by our employees, and eligible for exchange, were underwater.  Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing options as having little or no value due to the significant difference between their options’ exercise prices and the current market price of our common stock.  As a result, for many employees, these options are ineffective at providing the incentives and retention value that our board and the compensation committee believe is necessary to motivate and retain our employees.

Question:  Can I revoke my proxy later?

Answer:  Any stockholder giving a proxy has the power to revoke it prospectively by giving written notice to the Company, addressed to Bob Farahi, Secretary, at the Company’s principal address at 3800 South Virginia Street, Reno, Nevada 89502 to the attention of the Monarch Corporate Office before the annual meeting; by delivering to the Company a duly executed proxy bearing a later date or by attending the annual meeting and voting the shares in person.

Question:  Do any of the proposals to be voted on create a statutory right of dissent under Nevada law?

Answer:  None of the proposals to be voted on at the annual meeting creates a statutory right of dissent under Nevada law.  A vote “FOR” or “AGAINST” any of the proposals set forth herein will only affect the outcome of the proposal.

Question:  Who is entitled to vote?

Answer:  The record date for the annual meeting is March 25, 2010.  Stockholders of record as of the close of business on that date are entitled to vote at the annual meeting.  Both “stockholders of record” and “street name holders” are entitled to vote or direct the voting of their Monarch common stock.  You are a “stockholder of record” if you hold Monarch common stock that is registered in your name at our transfer agent, American Stock Transfer & Trust Company, LLC.  You are a “street name holder” if you hold Monarch common stock indirectly through a nominee, such as a broker, bank or similar organization.

Question:  If I am a stockholder of record, how do I vote?

Answer:  You may vote via the Internet.  You can vote by proxy over the Internet by following the instructions provided in the Notice or on the separate proxy card if you have received a printed set of the proxy materials.

You may vote by telephone.  You can submit your vote by proxy over the telephone by following the instructions provided on the separate proxy card if you received a printed set of the proxy materials

You may vote by mail.  If you received a printed set of the proxy materials, you can submit your vote by completing and returning the separate proxy card in the prepaid and addressed envelope.

You may vote in person at the meeting.  All stockholders of record may vote in person at the annual meeting.  Written ballots will be passed out to anyone who wants to vote at the meeting.

Question:  If my shares are held by a broker, bank or other nominee, how do I vote?

Answer:  If your shares are held in street name by a broker, bank or other nominee, please refer to the instructions they provide regarding how to vote.  In addition, if you are a street name holder and you wish to vote in person at the annual meeting, you must obtain a legal proxy from your broker, bank or other nominee in order to vote at the meeting.

Question:  Can I revoke my proxy later?

Answer:  Yes.  You have the right to revoke your proxy at any time before the annual meeting.  If you are a stockholder of record, you may do so by:

1.               voting electronically via the Internet or by telephone on a subsequent date prior to 11:59 p.m. Eastern Time on the day before the annual meeting,

2.               delivering a signed revocation or a subsequently dated, signed proxy card to the Secretary of Monarch before the annual meeting, or

3.               attending the annual meeting and voting in person at the meeting (your mere presence at the annual meeting will not, by itself, revoke your proxy).

For shares you hold in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the annual meeting, by attending the meeting and voting in person.

Question:  How many shares can vote?

Answer:  As of the close of business on the record date of March 25, 2010, approximately 16.1 million shares of common stock were issued and outstanding.  We have no other class of voting securities outstanding.  Each share of common stock entitles its holder to one vote.

Question:  How is a quorum determined?

Answer:  Our Bylaws provide that a majority of the stockholders entitled to vote, represented in person or by proxy, constitute a quorum at a meeting of the stockholders.  Abstentions will be counted as present for quorum purposes.

Question:  What is required to approve each proposal?

Answer:  Once a quorum has been established, directors are elected by a majority of the voting power of the stock having voting power present in person or represented by proxy; and approval of the exchange program requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal.

Question:  What happens if I abstain?

Answer:  We will count proxies marked “abstain” as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of a proposal, the shares represented by these proxies will not be treated as affirmative or opposing votes.

Question:  How will my shares be voted if I do not give specific voting instructions?

If you are a stockholder of record and you:

•                  Indicate when voting on the Internet or by telephone that you wish to vote as recommended by our board of directors; or

•                  Sign and send in your proxy card and do not indicate how you want to vote,

then the proxyholders, John Farahi and Bob Farahi, will vote your shares in the manner recommended by our board of directors as follows: FOR each of the director nominees named in this proxy statement, and FOR the approval of the option exchange program.

If you are a street name holder and do not submit specific voting instructions to your broker, the organization that holds your shares may generally vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items.  Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (NYSE) on which your broker may vote shares held in street name in the absence of your voting instructions.  On non-discretionary items for which you do not submit specific voting instructions to your broker, the shares will be treated as “broker non-votes.” Broker non-votes will be counted for purposes of determining whether a quorum is present, but will not be considered shares entitled to vote on the proposal and will not be treated as affirmative or opposing votes.  However, pursuant to recent amendments to the NYSE rules, beginning this year brokers will not have discretion to vote your shares on the election of directors or the approval of the option exchange program.  Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, your shares will not be counted in determining the outcome of the election of the two director nominees at the annual meeting.

Question:  How will voting on any other business be conducted?

Answer:  Although we do not know of any business to be considered at the annual meeting other than the proposals described in this proxy statement, if any other business properly comes before the annual meeting, your proxy or voting instruction gives authority to the proxyholders, John Farahi and Bob Farahi, to vote on those matters in their discretion.

Question:  What if a quorum is not present at the meeting?

Answer:  If a quorum is not present at the scheduled time of the annual meeting, we may adjourn the meeting, either with or without the vote of the stockholders.  If we propose to have the stockholders vote whether to adjourn the meeting, the proxyholders will vote all shares for which they have authority in favor of the adjournment.  We may also adjourn the meeting if for any reason we believe that additional time should be allowed for the solicitation of proxies.  An adjournment will have no effect on the business that may be conducted at the annual meeting.

Question:  How much stock do Monarch’s directors and executive officers own?

Answer:  As of March 25, 2010, our current directors and executive officers collectively beneficially owned 5,325,239 shares of our common stock, constituting approximately 32.51% of the outstanding shares.  It is expected that these persons will vote the shares held by them for each of the director nominees named in this proxy statement and in favor of the option exchange program.

Question:  Who will bear the costs of this solicitation?

Answer:  Our Board of Directors is soliciting these proxies.  We will pay the cost of this solicitation of proxies by mail.  Our officers and regular employees may also solicit proxies in person or by telephone without additional compensation.  We will make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals, and we will reimburse these persons for related postage and clerical expenses.

VOTING SECURITIES

The close of business on March 25, 2010 has been fixed by the Board as the record date for determination of stockholders entitled to vote at the annual meeting.  The securities entitled to vote at the annual meeting consist of shares of common stock, par value $.01 (“Common Stock”), of the Company, with each share entitling its owner to one vote.  Common Stock is the only outstanding class of voting securities authorized by the Company’s Articles of Incorporation.  The Company’s Articles of Incorporation authorize the Company to issue 10,000,000 shares of preferred stock, par value $.01 (“Preferred Stock”).  None of the Preferred Stock is issued or outstanding, and the Company has no present plans to issue shares of Preferred Stock.

The Board is empowered to issue one or more series of Preferred Stock with such rights, preferences, restrictions, and privileges as may be fixed by the Board, without further action by the Company’s stockholders.  The issuance of the Preferred Stock could adversely affect the rights, including voting rights, of the holders of the Common Stock and could impede an attempted takeover of the Company.  In addition to none of the Preferred Stock being currently outstanding, the Preferred Stock does not presently possess general voting rights.

The number of outstanding shares of Common Stock at the close of business on March 25, 2010, was 16,125,388.  The number of shares outstanding may change between such date and March 25, 2010 if any currently exercisable options to purchase Common Stock are exercised, if the Company elects to repurchase and cancel any shares in open market or privately negotiated transactions, or if the Company otherwise authorizes the issuance of any shares.  The stockholders do not possess the right to cumulate their votes for the election of directors.

SECURITY OWNERSHIP OF MANAGEMENT

AND CERTAIN OTHER BENEFICIAL OWNERS

The following is a list of persons who beneficially owned more than 5% of the outstanding Common Stock and the ownership of all executive officers, directors, director nominees, and executive officers and directors as a group at the close of business on March 25, 2010, according to record ownership listings as of that date, according to the Securities and Exchange Commission Forms 3, 4 and 5 and Schedules 13D and 13G of which the Company has received copies, and according to verifications as of December 31, 2009, which the Company solicited and received from each executive officer and director:

Title of Class	Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)		Percent of Class

Common	John Farahi 3800 South Virginia Street Reno, NV 89502	3,165,224	(3)(4)	19.23%

Common	Bob Farahi 3800 South Virginia Street Reno, NV 89502	2,044,912	(5)(6)	12.57%

Common	Ronald M. Rowan	37,503	(7)	*

Common	Craig F. Sullivan	40,500	(9)	*

Common	Ronald R. Zideck	37,100	(10)	*

Common	Ben Farahi 1175 W. Moana Lane, Suite 200 Reno, NV 89509	1,954,164		12.10%

Common	JP Morgan Chase & Company 207 Park Avenue New York, NY 10017	1,593,822	(11)	9.88%

Common	FMR, LLC 82 Devonshire Street Boston, Massachusetts 02109	1,550,408	(12)	9.62%

Common	All executive officers and directors as a group (5 persons)	5,325,239		32.51%

*	Less than 1%.
(1)	Unless otherwise noted, the persons identified in this table have sole voting and sole investment power with regard to the shares beneficially owned by them.
(2)	Includes shares issuable upon exercise of options which are exercisable within 60 days of March 25, 2010.
(3)	Includes 400,000 shares that have been pledged as security.
(4)	Includes options to purchase 336,666 shares under the 1993 Executive Long Term Incentive Plan (the “Executive Plan”).
(5)	Includes 1,940,478 shares that have been pledged as security.
(6)	Includes options to purchase 143,334 shares under the Executive Plan.
(7)	Includes options to purchase 33,333 shares under the Executive Plan.
(9)	Includes options to purchase 30,500 shares under the 1993 Directors’ Stock Option Plan (the “Directors’ Plan”).
(10)	Includes options to purchase 36,600 shares under the Directors’ Plan.
(11)	JP Morgan Chase & Company reported on a Schedule 13G/A dated December 31, 2009 that it beneficially owns 1,593,822 shares and has shared voting and dispositive power with respect to all such shares.
(12)	FMR, LLC (“FMR”) reported on a Schedule 13G dated February 12, 2010, that it beneficially owns 1,550,408 shares has shared voting and sole dispositive power with respect to all such shares.

PROPOSAL #1 - ELECTION OF DIRECTORS

The Board currently is comprised of four persons, however, it is the Board’s intention to increase the Board size back to 5 persons by filling a current vacancy (as described below) on or before July 26, 2010.  The Bylaws of the Company provide for a board of directors consisting of three to twelve persons who are elected generally for a term of two years.  Directors are to serve until their successors are elected and have qualified.

On January 25, 2010, Charles Scharer, an independent member of the board of directors of the Company, and a member of the Company’s audit and compensation committees, tendered his resignation, effective immediately, due to time commitments related to other interests.  Because of Mr. Scharer’s resignation, there is currently a vacant seat in the Board of Directors that will not be filled at the annual meeting.

With respect to Mr. Sharer’s resignation, on February 11, 2010, the Company received a notice from the Nasdaq Stock Market (“Nasdaq”), the stock exchange on which the Company’s common stock is listed.  Consistent with Listing Rules 5605(b)(1) and 5605(c)(4)(A), Nasdaq granted a cure period to allow the Company to regain compliance with Listing Rule 5605, which requires that a majority of the board of directors be independent and that the audit committee be comprised of at least three members.  As applied to the Company’s situation, we believe that we have until July 26, 2010 to regain compliance, and we intend to do so by identifying and appointing a new independent director by July 26, 2010.  Despite the current vacancy, the proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

If the proxy is duly executed and received in time for the annual meeting and if no contrary specification is made as provided therein, the proxy will be voted in favor of electing the nominees John Farahi and Craig F. Sullivan for terms of office expiring in 2012.  If any such nominee shall decline or be unable to serve, the proxy will be voted for such person as shall be designated by the Board to replace any such nominee.  The Board presently has no knowledge or reason to believe that any of the nominees will refuse or be unable to serve.

Any vacancies on the Board which occur during the year will be filled, if at all, by the Board through an appointment of an individual to serve only until the next annual meeting of stockholders.

The Company, through a wholly owned subsidiary, Golden Road Motor Inn, Inc. (“Golden Road”), owns and operates the Atlantis Casino Resort (the “Atlantis”) in Reno, Nevada.  The Company, each director and executive officer who has been required by the Nevada State Gaming Control Board and Nevada Gaming Commission (collectively, the “Nevada Gaming Authorities”) to be found suitable has been found suitable by the Nevada Gaming Authorities or has submitted an application for such approval.  Future new members of the Board, if any, may be required to be found suitable in the discretion of the Nevada Gaming Authorities.  Should any such new director not be found suitable or should any director later be found not to be suitable by the Nevada Gaming Authorities, that person will not be eligible to continue serving on the Board and a majority of the remaining directors may appoint a qualified replacement to serve as a director until the next annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF MESSRS. JOHN FARAHI AND CRAIG F. SULLIVAN TO THE BOARD OF DIRECTORS.

The following information is furnished with respect to each member of the Board or nominee thereto.  Similar information is provided for the Company’s executive officers and certain significant employees who are not directors.  John Farahi and Bob Farahi are brothers.  There are no other family relationships between or among any directors, nominees to the Board, or executive officers of the Company.  The statements as to beneficial ownership of Common Stock as to each director or nominee to the Board are based upon information furnished by him.

Directors and Nominees

Name	Age	Director Since	Position
John Farahi (Nominee for term expiring in 2012)	62	1993	Co-Chairman of the Board, Chief Executive Officer and Director
Bob Farahi (Term expires in 2011)	59	1993	Co-Chairman of the Board, President, Secretary and Director
Craig F. Sullivan (Nominee for term expiring in 2012)	63	1998	Director
Ronald R. Zideck (Term expires in 2011)	72	2000	Director

JOHN FARAHI has been Co-Chairman of the Board and Chief Executive Officer of the Company since its inception, and of Golden Road since June 1993.  From 1973 until June 1993, Mr. Farahi was President, Director, and General Manager of Golden Road.  Mr. Farahi is a partner in Farahi Investment Company (“FIC”) which is engaged in real estate investment and development.  Mr. Farahi served on the Washoe County Airport Authority as a Trustee from July 1997 until June 2005.  Mr. Farahi is a former member of the Nevada Commission on Tourism and is presently a Board Member of the Reno-Sparks Convention and Visitors’ Authority.  Mr. Farahi holds a political science degree from the California State University at Hayward.

BOB FARAHI has been Co-Chairman of the Board and President of the Company since its inception, and of Golden Road since 1993.  From 1973 until June 1993, Mr. Farahi was Vice President and a Director of Golden Road.  Mr. Farahi divides his working time between the Company and the other companies with which he is involved.  Mr. Farahi is a partner in FIC.  Mr. Farahi holds a biochemistry degree from the University of California at Berkeley.

CRAIG F. SULLIVAN has been a member of the Board since September 1998.  He was Chairman of the Board of Park Cattle Company from July 2006 to June 2008.  Since March 1998, Mr. Sullivan has been President of Sullivan & Associates, a strategic and financial consulting firm geared to companies in the gaming industry.  From April 1995 to March 1998, Mr. Sullivan served as Chief Financial Officer and Treasurer of Primadonna Resorts, Inc., and from February 1990 to April 1995, Mr. Sullivan served as Treasurer of Aztar Corporation.  Mr. Sullivan also served on the Board of New York-New York Hotel & Casino from March 1996 to June 1998.  Mr. Sullivan holds a bachelor’s degree in economics from The George Washington University and holds a master’s degree in international management from the American Graduate School of International Management.

RONALD R. ZIDECK has been a member of the Board since March 2000.  From August 1981 to August 1997, he was Managing Partner for the Reno office of the national accounting firm of Grant Thornton, LLP and served on that firm’s National Executive Committee.  He also served as a director at Harveys Casino Resorts from May 1997 to February 1999 and as a director of planned giving for the University of Nevada, Reno from March 2003 to March 2006.  On March 1, 2006, Mr. Zideck became Vice President of Business Development for The Whittier Trust Company of Nevada.  Mr. Zideck is a certified public accountant with a bachelor’s degree in business administration from the University of Nevada.

The Company’s Bylaws, as amended, currently provide for a staggered board of directors divided into two categories:  Category A consisting of three directors and Category B consisting of two directors.  Each director serves two-year terms.  A staggered board of directors may have the effect of delaying or preventing a change of control of the Company.  Executive officers serve at the pleasure of the Board.

Officers and Significant Employees

DARLYNE SULLIVAN, age 55, has been the General Manager of Golden Road since February 2006 and Executive Vice President of Operations of Golden Road since 2004.  From June 1993 until 2004, Mrs. Sullivan was

Vice President of Sales and Marketing and Assistant General Manager of Golden Road.  Mrs. Sullivan has held positions including Assistant General Manager/Director of Sales and Marketing, Reservations and Sales Manager, Front Desk Manager, Hotel Manager and Assistant Hotel Manager for Golden Road from May 1977 through June 1993.

RONALD ROWAN, age 46, Chief Financial Officer and Treasurer of the Company and of Golden Road, joined the Company in June 2006.  From December 2004 to June 2006, Mr. Rowan served as the Chief Operating and Financial Officer of Ztrading Industries, LLC, a retail software company.  From June 2003 to December 2004, he served as the CFO of Camco, Inc., a specialty finance lender.  Mr. Rowan was the CFO of the North/South American subsidiary of Aristocrat Technologies, Inc., a public Australian based systems and gaming device company, from June 2001 through June 2003 and was employed by Casino Data Systems, also a public systems and gaming company, from September 1996 through June 2001 as its Controller and then as its CFO.  Prior to joining Casino Data Systems, Mr. Rowan was employed by Price Waterhouse in its audit practice for six years and then in its strategic consulting practice for four years.  Mr. Rowan is a certified public accountant with a bachelor’s degree from the University of Southern California and an MBA from the University of California, Los Angeles.

RICHARD COOLEY, age 62, has been Vice President of Finance of Golden Road since May 2001.  Mr. Cooley was Vice President of Administration of Golden Road from March 2001 through May 2001, and served as Vice President of Operations of Golden Road from July 1995 through March 2001.  Mr. Cooley served as Vice President of Finance of Golden Road from June 1993 through July 1995, and served as Controller of Golden Road from March 1993 through March 1994.  Mr. Cooley was President and General Manager of the Reno Ramada Hotel Casino from May 1988 to March 1993, and he was Chief Financial Officer and Assistant General Manager from 1981 to 1988.  From July 1977 to June 1981, Mr. Cooley was Controller and Co-General Manager of the Shy Clown Casino in Reno.  Mr. Cooley is a certified public accountant with a bachelor’s degree in Business Administration from the University of Nevada.

Committees of the Board

The Board has certain standing committees including the Audit Committee, the Compensation Committee, the 1993 Executive Long-Term Incentive Plan Committee (the “Incentive Plan Committee”), the 1993 Directors’ Stock Option Plan Committee (the “Directors’ Plan Committee”) and the Operations Committee.

As discussed above, the Company has been granted until July 26, 2010 to regain compliance with the requirement that, the Company have a majority of independent directors.  Craig F. Sullivan and Ronald R. Zideck are “independent directors” as such term is defined in NASDAQ Rule 4200(a)(15).

The Audit Committee, currently comprised of Craig F. Sullivan and chaired by Ronald R. Zideck (and prior to January 25, 2010, included Charles Scharer), met 7 times during the fiscal year ended December 31, 2009.  The Audit Committee is comprised exclusively of directors who are not salaried employees and a majority of whom are, in the opinion of the Board, free from any relationship that would interfere with the exercise of independent judgment as a committee member.  The Audit Committee’s function is to review reports of the auditors to the Company; to review Company financial practices, internal controls and policies with officers and key employees; to review such matters with the Company’s auditors to determine scope of compliance and any deficiencies; to consider selection of independent public accountants; to review and approve certain related party transactions; and to make periodic reports on such matters to the Board.  The Audit Committee adopted an Audit Committee Charter on June 4, 2000, and subsequently amended it effective June 7, 2001 and April 9, 2004.  A copy of the charter may be viewed on the Company’s website at www.monarchcasino.com.

All members of the Audit Committee are “independent directors”, as such term is defined in NASDAQ Rule 4200(a)(15) of the National Association of Securities Dealers’ Listings Standard.

The Company believes that each member of the Audit Committee is a financial expert, as defined by the SEC rules applied pursuant to the Sarbanes-Oxley Act of 2002, and as defined in Regulation S-K, Item 407(d)(5)(ii).  The relevant experience of such directors is summarized under “Election of Directions — Directors and Nominees” above.

The Compensation Committee, comprised of Ronald R. Zideck and chaired by Craig F. Sullivan (and prior to January 25, 2010, included Charles Scharer), met 5 times during the fiscal year ended December 31, 2009.  The Compensation Committee recommends, and the Board ratifies, all compensation and awards to the Company’s executive officers and administers the Employee Stock Option Plan.  The Compensation Committee reviews the performance and the compensation of the chief executive officer and president and, following discussions with those individuals, presents recommendations for their compensation levels to the Board for review and ratification.  For the remaining executive officers, the chief executive officer makes recommendations to the Compensation Committee that generally are approved and then passed onto the full Board for ratification.  The Compensation Committee has not adopted a charter.

The Incentive Plan Committee, currently comprised of Craig F. Sullivan and Ronald R. Zideck (and prior to January 25, 2010, included Charles Scharer) did not meet during the fiscal year ended December 31, 2009.  The Incentive Plan Committee’s function is to administer the 1993 Executive Long-Term Incentive Plan (the “Incentive Plan”), including determining such matters as the persons to whom awards shall be granted, the number of shares to be awarded, when the awards shall be granted, when the awards shall vest, and the terms and provisions of the instruments evidencing the awards, interpreting the Incentive Plan and notifying the Board of all decisions concerning awards granted to Incentive Plan participants.

The Directors’ Plan Committee, comprised of John Farahi and Bob Farahi, did not meet during the fiscal year ended December 31, 2009.  Neither John Farahi nor Bob Farahi is eligible to participate in the Directors’ Plan.  The Directors’ Plan Committee consists of not less than 2 directors of the Company selected by, and serving at the pleasure of, the Board and its function is to administer the 1993 Directors’ Stock Option Plan (the “Directors’ Plan”).  The Directors’ Plan Committee has the authority to interpret the Directors’ Plan and make all determinations necessary or advisable for its administration.  All decisions of the Directors’ Plan Committee are subject to approval by the Board.

The Operations Committee, currently comprised of John Farahi, Ronald Rowan, Darlyne Sullivan and Richard Cooley (and prior to January 25, 2010, included Charles W. Scharer), did not meet during the fiscal year ended December 31, 2009.  The purpose of the Operations Committee is to provide a formal communication link between Golden Road management and the Board and to facilitate examination of, and feedback regarding, various operational issues.

In addition to the standing committees described above, the Board established a special committee comprised of the Company’s independent directors (the “Special Committee”) to review and evaluate related party transactions.  The Special Committee consists of Craig F. Sullivan and Ronald R. Zideck (and prior to January 25, 2010, included Charles Scharer).  The Special Committee met 3 times in 2009.

The Company does not have a standing Nominating Committee, nor has the Board of Directors adopted a charter addressing the director nomination process.  The Board of Directors believes that it is appropriate for the Company not to have a nominating committee because the entire Board of Directors can adequately serve the function of considering potential director nominees from time to time as needed.  As required by the Securities and Exchange Commission, the Company is required to disclose whether the Board of Directors considers “diversity” in identifying director nominees.  The term “diversity” as used in this context has not been defined by the Securities and Exchange Commission.  Monarch is an equal opportunity employer and does not discriminate based upon age, race, color, gender, national origin, disability or veteran status.  It is the Board of Director’s desire that the Board should be composed of qualified individuals who bring diverse professional expertise and points of view.  All prospective Director nominees are evaluated on their professional merits, technical qualifications, demonstrated expertise, experience and ability to contribute in such a way as to bolster and expand the collective professional perspective of the Board.

For stockholder meetings at which directors are to be elected, in compliance with NASDAQ rule 4350(c)(4), director nominees are recommended for the Board’s nomination by a majority of the independent directors.  In making such recommendation, the qualifications of the prospective nominee which will be considered include the nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to act in the best interests of the Company and its stockholders.

The requirements for nomination of a person to the Board by a security holder are set forth in Article II, Section 16 of the Company’s Bylaws and the qualifications for a person to be a director of the Company are set forth in Article II, Section 14 of the Bylaws.  Both sections of the Bylaws are set forth below.

14.           Eligibility of Directors.  No Director is eligible to continue to serve as a Director of the Corporation who is required under Nevada gaming laws to be found suitable to serve as a director and who is not found suitable or whose finding of suitability is suspended or revoked by Nevada gaming authorities.  Such eligibility shall cease immediately following whatever act or event terminates the director’s eligibility under the laws and gaming regulations of the State of Nevada.

16.           Nomination of Directors.  Only persons who are nominated in accordance with the procedures set forth in this Section 16 of Article II shall be eligible for election as Directors.  Nominations of persons for election to the Board of Directors of the Corporation at the Annual Meeting may be made at a meeting of stockholders by or at the direction of the Board of Directors by any nominating committee or person appointed by the Board or by any stockholder of the Corporation entitled to vote for the election of Directors at the meeting who complies with the Notice procedures set forth in this Section 16 of Article II.  Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the secretary of the Corporation.  To be timely, unless waived by the Board of Directors, no person not already a Director shall be eligible to be elected or to serve as a Director unless such person’s notice of nomination shall be received at the principal executive offices of the Corporation at least seventy five (75) days before initiation of solicitation to the stockholders for election in the event of an election other than at an Annual Meeting and seventy five (75) days before the corresponding date that had been the record date for the previous year’s Annual Meeting or seventy five (75) days before the date of the next Annual Meeting of stockholders announced in the previous year’s proxy materials in the event of an election at an Annual Meeting.  To be timely, no stockholder’s notice shall be received at the principal executive offices of the Corporation more than ninety (90) days before the meeting; provided, however, that in the event that less than ninety (90) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.  The stockholder’s notice to the Secretary shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a Director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of stocks of the Corporation which are beneficially owned by the person, (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, and (b) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (vi) the consent of such nominee to serve as Director of the Corporation, if he is so elected; and (c) as to the stockholder giving the notice, (i) the name and record address of stockholder, and (ii) the class and number of shares of stock of the Corporation which are beneficially owned by the stockholder.  The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as Director of the Corporation.  No person shall be eligible for election as a Director of the Corporation unless nominated in accordance with the procedures set forth in this Article II, Section 16.  The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

The Company did not receive the names of any proposed director candidates submitted by any stockholder for inclusion in this Proxy Statement under the guidelines set forth above.

John Farahi, the Company’s Co-Chairman, also serves as the Company’s Chief Executive Officer.  Bob Farahi, the Company’s other Co-Chairman also serves as the Company’s President.  The Company does not have a lead independent director.  At the time of this filing, the Company believes this is the best structure to leverage John and Bob Farahi’s operating expertise, professional experience and longevity with the Company.

Board Meetings

The Board held 6 meetings in the fiscal year ended December 31, 2009.  All directors attended at least 75% of the Board meetings and all committee members attended at least 75% of the meetings for the committees on which they served during the fiscal year ended December 31, 2009.

Annual Meetings

The Board has a policy that requires all directors to attend each Annual Meeting of Stockholders absent exigent circumstances.  All five directors attended the 2009 Annual Meeting of Stockholders.

Communication with Directors

The Company’s stockholders may contact directors by sending an email to Ronald Rowan at rrowan@monarchcasino.com, which will be relayed to the board member or members specified in the message, or by addressing a letter to Monarch Casino & Resort, Inc., Board of Directors, 3800 South Virginia Street, Reno, Nevada 89502.  Each communication should specify the applicable director or directors to be contacted.

Compensation Committee Interlocks and Insider Participation

Ronald R. Zideck, Craig F. Sullivan and (prior to January 25, 2010) Charles Scharer each served on the Compensation Committee during all or part of fiscal 2009. None of these directors is or has been a former or current executive officer of Monarch or had any relationships requiring disclosure by Monarch under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of Monarch’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during fiscal 2009.

PROPOSAL #2 — APPROVAL OF STOCK OPTION EXCHANGE

PROGRAM FOR ELIGIBLE EMPLOYEES

Overview

We are seeking stockholder approval of a stock option exchange program.  If implemented, the exchange program would allow us to retire stock options currently held by some of our employees in exchange for the grant of the same or a lesser amount of stock options at a lower exercise price.  The exchange ratio or ratios will be designed to result in the fair value of the replacement options to be granted that will be approximately equal to the fair value of the options that are surrendered.  We will use a price floor above the 52-week intraday-high trading price of our common stock as reported on NASDAQ (measured from the start date of the exchange program) as a threshold for options eligible to be exchanged.  Using this threshold is designed to ensure that only outstanding options that are substantially “underwater” (meaning the exercise prices of the options are greater than our current stock price) are eligible for the exchange program.  The members of our board of directors, including our CEO and our President, will not be eligible to participate in the exchange program.

Stockholder approval is required for this proposal under the rules of NASDAQ.  If our stockholders approve this proposal, the board intends to commence the exchange program as soon as practicable after the annual meeting.  If our stockholders do not approve this proposal, the exchange program will not take place.

Like many businesses, we have been, and continue to be, adversely impacted by the global financial and economic crises.  Our business depends heavily on the amount of our patrons’ discretionary income, which has been adversely impacted by job losses, foreclosures, bankruptcies, reduced access to credit, and sharply falling home values.  As a result, our customers have less to spend at our Atlantis Casino Resort Spa.  We have proactively taken steps to improve our financial performance, including implementing continuous improvement and expansion of our facility.

Our employees hold a significant number of stock options with exercise prices that greatly exceed both the current market price of our common stock and the average market price of our stock over the prior 12 months.  Further, there can be no assurance that our efforts to transform and reinvigorate our business and improve our performance will ultimately result in significant increases in our stock price in the near-term, if at all.  Thus, the Board and the Compensation Committee believe these underwater options no longer provide the intended long-term incentive and retention objectives.  The Board and the Compensation Committee believe the exchange program is an important component in our strategy to align employee and stockholder interests through our equity compensation programs.  We believe that the exchange program is important because it will permit us to:

•                  Provide renewed incentives to our employees who participate in the exchange program.  As of December 31, 2009, approximately 27% of our outstanding stock options were eligible for exchange and were underwater.  The weighted average exercise price of these underwater options was $22.89 as compared to a $8.10 closing price of our common stock on December 31, 2009 and a $9.25 closing price on March 24, 2010.  As a result, these stock options do not currently provide meaningful retention or incentive value to our employees.  We believe the exchange program will enable us to enhance long-term stockholder value by providing greater assurance that we will be able to retain experienced and productive employees, by improving the morale of our employees generally, and by aligning the interests of our employees more fully with the interests of our stockholders.

•                  Recapture value from compensation costs previously incurred with respect to outstanding underwater stock options.  These eligible options were granted at the then fair market value of our common stock.  Under applicable accounting rules, we will have to recognize a total of approximately $5.7 million in compensation expense related to these underwater options, $3.5 million of which has already been expensed as of December 31, 2009 and $2.2 million of which we will continue to be obligated to expense, even if these options are never exercised because the majority remain underwater.  We believe it is not an efficient use of our resources to recognize compensation expense on options that are not perceived by our employees as providing value.  By replacing options that have little or no retention or incentive value with options that will provide both retention and incentive value while not creating additional compensation expense (other than expense we believe should be immaterial that might result from fluctuations in our stock price after the exchange ratio or ratios have been set but before the exchange actually occurs), we will be making efficient use of our resources.

Summary of Material Terms

If stockholders approve the exchange program, the material terms of the exchange program will include eligibility, the exchange ratio or ratios to be applied to eligible options, and the vesting schedule to apply to replacement options granted pursuant to the exchange program.  These terms are summarized here and described in further detail below.

•                  The members of our board, including our CEO and our President, will not be eligible to participate in the exchange program.

•                  The exchange program will be open to all other employees who are employed by us as of the start of the exchange program and remain employees through the date the exchange program ends.  Eligible employees will be permitted to exchange all, or none, of the eligible options for replacement options on a grant-by-grant basis.

•                  Options granted within 12 months of the start of the exchange offering or expiring before the closing date of the exchange will be excluded from participating.

•                  The exchange ratio or ratios of shares subject to eligible options surrendered in exchange for replacement options granted will be determined in a manner intended to result in the grant of replacement options that have a fair value approximately equal to the fair value of the eligible options they replace.  The exchange ratio or ratios will be established shortly before the start of the exchange program and will depend on the original exercise price of the eligible option and the then-current fair value of the option (calculated using the Black-Scholes option pricing model).  The exchange program may not be a one-for-one exchange.  Instead, in most cases, participating employees will receive replacement options covering lesser numbers of shares (with a lower exercise price) than are covered by the surrendered eligible options.  In no case will employees receive more replacement options than are surrendered.

•                  Each replacement option will have an exercise price per share equal to the closing price of our common stock on the date of grant, and will have a new ten-year contractual term.

•                  None of the replacement options will be vested on the date of grant.  Replacement options exchanged for vested surrendered options will vest in three equal annual installments beginning 12 months after the grant date.  Replacement options exchanged for unvested surrendered options will vest 12 months after the vesting date of the unvested surrendered options.

•                  The exchange program will begin as soon as practicable after our stockholders approve the proposal at our special meeting.  The board and the compensation committee will determine the actual start date.

While the terms of the exchange program are expected to be materially similar to the terms described in this proposal, the board and the compensation committee may change the terms of the exchange program in their sole discretion to take into account a change in circumstances, as described below, and may determine not to implement the exchange program even if stockholder approval is obtained.

Reasons for the Exchange Program

We believe that an effective and competitive employee incentive program is imperative for the success of our business.  We rely on our experienced and productive employees and their efforts to achieve our business objectives.  At Monarch, stock options constitute a key component of our incentive and retention programs because the Board, the Compensation Committee and Incentive Plan Committee believe that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success, and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

Due to the significant decline of our stock price during the last few years, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock.  For example, the closing price of our common stock on NASDAQ on December 31, 2009 was $8.10 and the closing price was $9.25 on March 24, 2010, whereas, the weighted average exercise price of all outstanding options held by our employees and eligible for exchange was $22.89.  As of December 31, 2009, approximately 27% of outstanding stock options held by our employees, and eligible for exchange, were underwater.  Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing options as having little or no value due to the significant difference between their options’ exercise prices and the current market price of our common stock.  As a result, for many employees, these options are ineffective at providing the incentives and retention value that our board and the compensation committee believe is necessary to motivate and retain our employees.

Implementation of the Exchange Program

We determined that a program under which our employees could exchange stock options with higher exercise prices for the same or a lesser number of stock options with a lower exercise price was the most attractive alternative for a number of reasons, including the following:

•                  The exchange program offers a reasonable, balanced, and meaningful incentive for our eligible employees.  Under the exchange program, participating employees will surrender eligible underwater options for replacement options covering the same or fewer shares with a lower exercise price.  None of the replacement options will be vested on the date of grant.  Replacement options exchanged for vested surrendered options will vest in three equal annual installments beginning 12 months after the grant date.  Replacement options exchanged for unvested surrendered options will vest 12 months after the vesting date of the unvested surrendered options.  By lowering the exercise price of the underwater options, the exchange program offers a meaningful incentive to eligible employees and motivates them to contribute to achieving future stock price growth.  By realigning the exercise prices of previously granted stock options with the current value of our common stock, based on the exchange ratio or ratios described below, we believe that the new stock options will become an important tool to help retain and motivate our eligible employees to continue to create stockholder value.

•                  The exchange ratio or ratios will be calculated to return value to our stockholders.  We will calculate the exchange ratio or ratios to result in a fair value, for accounting purposes, of the replacement options that will be approximately equal to the fair value of the eligible options that are exchanged, which we believe will have no significant adverse impact on our reported earnings.  We believe this combination of fewer shares subject to options with lower exercise prices, granted with no expected significant adverse impact on our reported earnings, together with a new vesting requirement, represents a reasonable and balanced exchange program with the potential for a significant positive impact on employee retention, motivation, and performance.  Additionally, stock options will provide value to employees only if our share price increases over time thereby aligning employee and stockholder interests.

•                  Members of our board, including our CEO and our President, will not be eligible to participate in the exchange program.  Although our directors, our CEO and our President also hold options that are significantly underwater, these individuals are not eligible to participate in the exchange program because we believe that their compensation should remain at greater risk based on our stock price.

Description of the Exchange Program

Implementing the Exchange Program.  We have not commenced the exchange program and will not do so unless our stockholders approve this proposal.  If we receive stockholder approval of the program, the exchange program may commence at a time determined by the board or the compensation committee, with terms expected to be materially similar to those described in this proposal.  Even if the stockholders approve this proposal, the board or the Compensation Committee or the Incentive Plan Committee may still later determine not to implement the exchange program.  We currently anticipate that the exchange program will commence as soon as practicable following approval of this proposal by our stockholders.

Upon commencement of the exchange program, eligible employees holding eligible options would receive written materials (the “offer to exchange”) explaining the precise terms and timing of the exchange program.  Employees would be given at least 20 business days (or such longer period as we may elect to keep the exchange program open) to elect to exchange all, or none, of their eligible options, on a grant-by-grant basis, for replacement options.  After the offer to exchange is closed, the eligible options surrendered for exchange would be retired and available for future grants, and the Compensation Committee or Incentive Plan Committee would approve grants of replacement options to participating employees in accordance with the applicable exchange ratio or ratios.  All such replacement options would be granted under the Company’s stock option plans and would be subject to the terms of those plans.

At or before commencement of the exchange program we will file the offer to exchange and other related documents with the SEC as part of a tender offer statement on Schedule TO.  Employees, as well as stockholders and members of the public, will be able to access the offer to exchange and other documents we file with the SEC free of charge from the SEC’s website at www.sec.gov or by accessing our website at www.monarchcasino.com and clicking on the “Investor Relations” tab.  Information on our website does not constitute part of this proxy statement.

If you are both a stockholder and an employee holding eligible options, please note that voting to approve the stock option exchange program does not constitute an election to participate in the exchange program.

Eligible Options.  To be eligible for exchange under the exchange program, an underwater option, as of a date specified by the terms of the offer to exchange (which date will be not more than 20 business days prior to the date that the exchange program commences), must not (i) have a per share exercise price at or below the 52-week intraday-high trading price of our common stock as reported by NASDAQ (or such lesser exercise price as the compensation committee may determine, but in any case still substantially above the then-current trading price of our common stock), (ii) have been granted within 12 months of the date that the exchange program commences, or (iii) expire before the closing date of the offer to exchange.

Eligible Participants.  The exchange program will be open to all eligible employees who hold eligible options, except as described below.  To be eligible, an individual must be employed on the date the offer to exchange commences and must remain employed through the date that replacement options are granted.  The exchange program will not be open to directors, including our CEO and our President.  In addition, terminated employees and retired employees will not be eligible to participate in the exchange program.

Exchange Ratio.  The exchange ratio or ratios will be designed to result in a fair value, for accounting purposes, of the replacement options that will be approximately equal to the fair value of the eligible options that are surrendered in the exchange (based on valuation assumptions made when the offer to exchange commences).  The ratio or ratios will be designed to make the grant of replacement options accounting expense neutral.  The actual exchange ratio or ratios will be determined by the compensation committee shortly before the start of the exchange program.

The exchange ratio or ratios will be established by grouping together eligible options with similar exercise prices and assigning an appropriate exchange ratio to each grouping.  We may also treat all eligible options as one group with a single exchange ratio.  The exchange ratio or ratios will be based on the fair value of the eligible options (calculated using the Black-Scholes option pricing model) within the relevant grouping.  The calculation of fair value using the Black-Scholes option pricing model takes into account many variables, such as the volatility of our stock price and the expected term of an option.  As a result, the exchange ratio or ratios do not necessarily increase as the exercise price of the option increases.  Setting the exchange ratio or ratios in this manner is intended to result in the issuance of replacement options that have a fair value approximately equal to or less than the fair value of the surrendered eligible options they replace.  Structuring the exchange program in this manner will eliminate any additional compensation cost that we must recognize for the replacement options, other than compensation expense that we believe will be immaterial that might result from fluctuations in our stock price after the exchange ratio or ratios have been set but before the exchange actually occurs.

Although the exchange ratio or ratios cannot be determined now, we can provide an example if we make assumptions regarding the start date of the offer to exchange, the fair value of the eligible options, and the fair market value of our common stock.  On October 21, 2007, we granted options with an exercise price of $29.00.  For illustration purposes, assume we were to begin the exchange program on December 31, 2009, which would allow us to include in the exchange program a substantial percentage of our outstanding underwater options, and assume that our then-applicable 52-week intraday-high would be $13.32.  As a result, options with an exercise price above $13.32 per share and that were granted at least 12 months prior to December 31, 2009 would be eligible for the exchange program.  If, at the time we set the exchange ratio, the fair market value of our common stock was $8.10 per share, then based on the above method of determining the exchange ratio, the option we issued on October 21, 2007 would be eligible to be exchanged at a ratio of 0.53-to-1.00.

The foregoing exchange ratio is provided merely as an example of how we would determine the exchange ratio if we were commencing the exchange offer based on an $8.10 share price with the exchange calculation applied to the option we issued on October 21, 2007.  We will apply the same methodology once these factors are decided closer to the time of commencement of the exchange program.  The total number of replacement options a participating employee will receive with respect to a surrendered eligible option will be determined by converting the number of shares underlying the surrendered eligible option according to the applicable exchange ratio and rounding down to the nearest whole share.  The exchange ratio or ratios will be applied on a grant-by-grant basis.

If we assume that all eligible options (as of December 31, 2009) remain outstanding and the option holders remain eligible to participate, the following table summarizes information regarding the eligible options and the replacement options that would be granted in the exchange:

Exercise Price Range	Total Shares Underlying Eligible Options	Weighted Average Exercise Price of Eligible Options	Weighted Average Exchange Ratio	Maximum Number of Shares Underlying Eligible Options That May Be Granted
$13.32 and up	500,984	$22.89	.61-to-1	306,036

Election to Participate.  Participation in the exchange program will be voluntary.  Eligible employees will be permitted to exchange all, or none, of the eligible options for replacement options on a grant-by-grant basis.

Exercise Price of Replacement Options.  All replacement options will be granted with an exercise price equal to the closing price of our common stock on the replacement option grant date as reported by NASDAQ.

Vesting of Replacement Options.  None of the replacement options will be vested on the date of grant.  Replacement options exchanged for vested surrendered options will vest in three equal annual installments beginning 12 months after the grant date.  Replacement options exchanged for unvested surrendered options will vest 12 months after the vesting date of the unvested surrendered options.

Term of the Replacement Options.  The replacement options will have a ten-year term.

Other Terms and Conditions of the Replacement Options.  The other terms and conditions of the replacement options will be set forth in an option agreement to be entered into as of the replacement option grant date.  Any additional terms and conditions will be comparable to the other terms and conditions of the eligible options.  All replacement options will be nonqualified stock options granted under our stock option plans.

Surrendered Options.  The excess of tendered options over replacement options will be retired and available for future grants under the respective option plans.

Accounting Treatment.  The Company accounts for stock-based compensation in accordance with the authoritative guidance requiring the compensation cost relating to share-based payment transactions be recognized in the Company’s consolidated statements of income. The cost is measured at the grant date, based on the calculated fair value of the award using the Black-Scholes option pricing model for stock options, and based on the closing share price of the Company’s stock on the grant date for restricted stock awards. The cost is recognized as an expense over the employee’s requisite service period (the vesting period of the equity award). Under the authoritative guidance, the exchange of options under the option exchange program is treated as a modification of the existing options for accounting purposes.  Accordingly, we will recognize the remaining unamortized compensation cost of the surrendered options, as well as the incremental compensation cost of the replacement options granted in the exchange program, ratably over the vesting period of the replacement options.  The incremental compensation cost will be measured as the excess, if any, of the fair value of each replacement option granted to employees in exchange for surrendered eligible options, measured as of the date the replacement options are granted, over the fair value of the surrendered eligible options in exchange for the replacement options, measured immediately prior to the cancellation on a grant-by-grant basis.  Because the exchange ratio or ratios will be calculated to result in the fair value of surrendered eligible options being approximately equal to the fair value of the options replacing them, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the exchange program.  In the event that any of the replacement options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited replacement options will not be recognized.  We would, however, still recognize any of the original unamortized compensation expense from the surrendered options that would have been recognized under the original vesting schedule.  Additionally, in the event of a termination prior to the original vesting schedule, we would not recognize the compensation cost associated with the surrendered awards, calculated based upon the original vesting schedule.

U.S. Federal Income Tax Consequences.  The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the exchange program.  A more detailed summary of the applicable tax considerations to participating employees will be provided in the offer to exchange.  We believe the exchange of eligible options for replacement options pursuant to the exchange program should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of eligible options and the grant of replacement options.  The tax consequences of the exchange program are not, however, entirely certain, and the Internal Revenue Service is not precluded from adopting a contrary position.  The law and regulations themselves are also subject to change.  All holders of eligible options are urged to consult their own tax advisors regarding the tax treatment of participating in the exchange program under all applicable laws prior to participating in the exchange program.

Potential Modification to Terms or Termination to Comply with Governmental or Other Requirements.  The terms of the exchange program will be described in an offer to exchange that will be filed with the SEC.  Although we do not anticipate that the SEC will require us to materially modify the exchange program’s terms, it is possible that we will need to alter the terms of the exchange program to comply with comments from the SEC.  Changes in the terms of the exchange program may also be required for tax purposes for participants as the tax treatment of the exchange program is not entirely certain.  The compensation committee will retain the discretion to make any such necessary or desirable changes to the terms of the exchange program for purposes of complying with comments from the SEC or minimizing any adverse tax consequences.  Additionally, even if stockholder approval of the exchange program is obtained, we may decide not to implement the exchange program.  We reserve the right, in our sole discretion, to amend, suspend, modify, or terminate the exchange program at any time for any reason prior to the expiration of the exchange program.

Plan Benefits Relating to the Exchange Program

Because participation in the exchange program is voluntary, the benefits or amounts that will be received by any participant, if this proposal is approved and the exchange program is implemented, are not currently determinable, since we are not able to predict who or how many participants will elect to participate, how many options will be surrendered for exchange or the number of replacement options that may be granted.  Members of our board, including our CEO and our President will not be eligible to participate in the exchange program.  Based on the assumptions described above, including an assumed $13.32 for the 52-week intraday-high trading price of our common stock and an $8.10 share price, the maximum number of shares underlying options that would be retired would be approximately 500,984 shares, and the maximum number of shares underlying new options that would be granted would be approximately 306,051 shares.

Effect on Stockholders

We are unable to predict the precise impact of the exchange program on our stockholders because we are unable to predict how many or which employees will exchange their eligible options.  The exchange program was designed in the aggregate to be expense-neutral to our stockholders while reducing our overhang.  Based on the assumptions described above, including an assumed $13.32 for the 52-week intraday-high trading price of our common stock and an $8.10 share price, if all eligible options are exchanged, options to purchase approximately 500,984 shares will be surrendered and retired, while replacement options covering approximately 306,051 shares will be granted.  As of December 31, 2009, the total number of shares of Monarch common stock outstanding was approximately 16.1 million.

Recommendation of Monarch Board of Directors

Our Board of Directors believes that the approval of the proposal for the exchange program will promote the interests of Monarch and our stockholders and continue to enable us to attract, retain and reward persons important to our success and to provide incentives based on the attainment of corporate objectives and increases in stockholder value.

Approval of the exchange program requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal and that the total votes cast on the proposal represent over 50% of all shares entitled to vote on the proposal.  Abstentions will not be considered votes cast on the proposal but are counted as shares entitled to vote on the proposal.  Broker non-votes will not be considered votes cast, or as shares entitled to vote on the proposal, and therefore will not be counted for purposes of determining the outcome of the proposal.

If Monarch stockholders approve this proposal, the Board or the Compensation Committee intend to commence the exchange program as soon as practicable after the annual meeting.  If Monarch stockholders do not approve this proposal, the exchange program will not take place.

Our board of directors unanimously recommends a vote FOR the proposal to approve the stock option exchange program for eligible employees.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

We seek to compensate our named executive officers (“NEOs”) in a manner that will attract and retain qualified individuals who are responsible for the management, growth and success of the Company.  We believe that NEO compensation should be designed to:

1.               motivate performance in areas consistent with our short and long-term objectives,

2.               reward for achieving those objectives, and

3.               encourage NEOs to continue in our employ.

We evaluate and establish the total compensation of our NEOs in light of what we believe to be the compensation practices, and relative corporate financial performance, of other companies in the gaming industry similar to us in terms of asset size and target market.  We do not engage in a formal benchmarking study.  Because many of these companies are not publicly held, their compensation practices are not published publicly.  As such, we rely on the industry experience and knowledge of our Board of Directors in determining appropriate NEO compensation.

Compensation Elements

Our NEO compensation program utilizes four primary components which include annual salary, annual cash bonus awards, one-time cash awards and stock option awards.  Following is a discussion of each component.

Annual Salary:  The salary element compensates each NEO for performance of the fundamental duties associated with that NEO’s position.  In addition to what we believe to be the compensation practices and relative corporate financial performance of other companies in the gaming industry similar to us in terms of asset size and target market, we consider other factors in establishing NEO annual salaries including their respective record of leadership and service to us, our growth during the NEO’s term of employment, the relative importance of the NEO in overseeing our day-to-day operations, the relative performance of our competitors, and civic leadership in the Reno area.  Salaries are reviewed annually and are adjusted as warranted.

Annual Cash Bonus Awards:  To align NEO performance with our short-term operational and profit objectives, we utilize an annual cash bonus program (the “Bonus Program”) with an annual target equal to 20% of the NEO’s annual salary.  The Bonus Program is comprised of both a quantitative and a qualitative component.  The quantitative component is awarded based on achieving our annual profit goal, as established by the Board of Directors (the “Board”).  The qualitative component of the cash bonus program is awarded at the discretion of the Compensation Committee which considers several factors of the NEO’s performance including, but not limited to, performance against specific tactical objectives as established by the Board of Directors, staff development, staff retention, operating process improvement and the implementation of programs resulting in permanent cost reductions.

The profit target is defined as a determined level of Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”).  The Board sets the EBITDA target at a level they believe is both challenging and achievable.  By establishing a target that is challenging, the Board believes that NEO performance, and therefore Company performance, is maximized.  By setting a target that is also achievable, the Board believes that NEOs remain motivated to perform at the high level required to achieve the EBITDA target.  EBITDA can be calculated from our audited financial statements by adding depreciation and amortization expense to income from operations.  An additional evaluation is completed at year-end which allows for the potential to exceed the 20% bonus target up to a cap of 40% of the NEO’s annual salary.  For every whole percentage point that our actual EBITDA exceeds the full-year EBITDA target, an additional 1% of NEO salary is awarded.

To motivate and reward actions that directly translate into increased Company profit, the Bonus Program is significantly weighted toward the quantitative component.  The quantitative and qualitative components, if awarded, are paid simultaneously on a semi-annual basis.  Because of operating challenges primarily related to the ongoing global recession, management did not achieve the financial profit and other performance targets in fiscal year 2008 nor in fiscal year 2009.  As such, no annual cash bonus awards were given in those years and until the difficult operating environment improves, we believe it is not likely that future bonus awards will be paid.

One-Time Cash Awards:  We may, from time to time, award additional one-time cash payments based on superior financial performance relative to the Board established annual financial profit target when such performance is deemed to be extraordinary.  Such determination is based on several factors including, but not limited to, comparison of our financial performance relative to our competitors, the general market conditions in which those financial results were generated and other operating criteria that indicate that the financial results were abnormally strong given those market and operating conditions.  Such performance criteria could serve as the basis for increasing an NEO’s salary level; however, by instead rewarding such performance with one-time cash awards, we believe we are more accurately promoting sustained, superior performance by more closely tying the reward with the timing of the performance.  Because of operating challenges primarily related to the ongoing global recession, management did not achieve the financial profit and other performance targets in fiscal year 2008 nor in fiscal year 2009.  As such, no one-time cash bonus awards were given in those years and until the difficult operating environment improves, we believe it is not likely that future bonus awards will be paid.

Stock Option Awards:  While it is difficult to predict the value an NEO will ultimately realize from the stock option component, the compensation package is designed with the expectation that stock options will provide the highest potential reward of the four components of the NEO compensation package.  As such, the most significant driver of NEO compensation is designed to correlate directly with the financial gains of our stockholders.  As our stock price increases or decreases, the value of NEO stock option awards also increases or decreases.  By designing the compensation program in this way, we believe that a significant portion of NEO compensation has been directly aligned with the NEOs’ performance as measured through the market value of the common stock held by our stockholders.

NEOs generally receive an initial grant on their hire date and generally receive subsequent annual replacement grants in amounts equal to the portion of the initial grant that vests.  Stock option awards are granted at strike prices equal to the closing market price of our stock on the date the stock option award is granted.  As such, the value of the award increases only if our stock price increases subsequent to the stock option’s grant date.  Because these awards vest over time, the stock option component of NEO compensation also encourages NEO retention, as value related to unvested stock options is forfeited if an NEO ceases to be employed by us.

Due to the significant decline of our stock price during the last few years, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock.  As a result, for many employees, these options are ineffective at providing the incentives and retention value that our Board believes are necessary to motivate and retain our employees.  As described  in “PROPOSAL #2 — APPROVAL OF STOCK OPTION EXCHANGE PROGRAM FOR ELIGIBLE EMPLOYEES” in this filing, the Board is recommending that our stockholders approve a stock option exchange program under which eligible employees would be able to elect to exchange outstanding stock options for a lesser number of stock options with lower exercise prices.  The members of our Board, including our CEO and our President, will not be eligible to participate in the exchange program

Change in Control

Our senior managers and other employees have built Monarch Casino & Resort, Inc. into the successful enterprise that it is today, and we believe that it is important to both reward and protect them in the event we experience a change in control.  Further, it is our belief that the interests of our stockholders are best served if the interests of our senior management are aligned with those of our stockholders, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of our stockholders.  Relative to our overall value to the stockholders, the potential change in control benefits to senior managers and other employees are minor.

In the event of a change in control, all unvested stock option awards immediately vest.  Any one of the following events would constitute a change in control: 1) if any new person or entity becomes the beneficial owner of 25% or more of our outstanding stock; 2) if a majority of the Board is removed; 3) if substantially all of our assets are sold; or 4) if our stockholders are solicited, via a proxy statement, by someone other than current management (the “Soliciting Party”) seeking approval for a plan of reorganization, merger or consolidation involving us and, as a result, our shares are acquired by the Soliciting Party, unless the transaction is affirmatively recommended to our stockholders by a majority of our Board.

Other Benefits and Compensation

The NEOs also participate in our other benefit plans on the same basis as other employees.  The plans include subsidized health insurance benefits and an annual 401K matching contribution up to two percent of their annual salary.  The 401K matching contribution was suspended in 2009.

Board Process

The Compensation Committee of the Board (the “Committee”) recommends, and the Board ratifies, all compensation and awards to the NEOs.  The Committee reviews the performance and the compensation of the chief executive officer and president and, following discussions with those individuals, presents recommendations for their compensation levels to the Board for review and ratification.  For the remaining NEOs, the chief executive officer makes recommendations to the Committee that generally are approved and then passed onto the full Board for ratification.

Compensation Committee Report

Notwithstanding any statement to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report on Executive Compensation shall not be incorporated by reference into any such filings or otherwise deemed filed.

Compensation Committee Report on Executive Compensation

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

By:	Craig F. Sullivan, Chairman
Ronald R. Zideck, Member

Summary Compensation Table

The following table presents information regarding compensation of our NEOs for services rendered during the last three completed fiscal years.

Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Grant Date Fair Value of Stock Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified deferred Compensation Earning ($)	All Other Compensation($)(1)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
John Farahi, Co-Chairman of the Board and Chief	2007	$415,389	$175,000	—	$684,680	—	—	—	$1,275,069
Executive	2008	$400,000	—	—	$355,340	—	—	—	$755,340
Officer	2009	$400,000	—	—	$374,663	—	—	—	$774,663

Bob Farahi, Co-Chairman of the Board,	2007	$249,232	$50,000	—	$342,340	—	—	—	$641,572
Secretary and	2008	$240,000	—	—	$177,670	—	—	—	$417,670
President	2009	$240,000	—	—	$187,331	—	—	—	$427,331

Ronald Rowan, Chief Financial	2007	$263,509	$55,000	—	—	—	—	$4,500	$323,009
Officer and	2008	$257,504	—	—	—	—	—	$1,790	$259,294
Treasurer	2009	$269,079	—	—	$162,332	—	—	—	$431,411

(1)  Amounts for Ronald Rowan represent the Company’s contribution to 401(k) plans.

Grants of Plan Based Awards Made in Fiscal 2009

The following table presents information regarding the equity incentive awards granted to our NEOs for 2009.

								All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Stock and Option Awards ($)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
John Farahi, Co-Chairman of the Board and Chief Executive Officer (2)	10/21/2009	—	—	—	—	—	—	—	66,666	$10.43	$374,663

Bob Farahi, Co-Chairman of the Board, Secretary and President (2)	10/21/2009	—	—	—	—	—	—	—	33,333	$10.43	$187,331

Ronald Rowan, Chief Financial Officer and Treasurer (2)	6/19/2009	—	—	—	—	—	—	—	33,333	$7.28	162,332

(1)          The Company’s policy is to set exercise prices for stock option awards equal to the closing price of the Company’s stock on the grant date.  If the grant date falls on a date that the stock market is closed, the exercise price is set at the closing price on the last day that the market was open before the grant date.

(2)          The option awards listed in the above table vest 100% on the third anniversary of the grant date.

Outstanding Equity Awards at Fiscal 2009 Year-End

The following table presents information regarding the outstanding equity awards held by each of our NEO’s as of December 31, 2009.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)
John Farahi, Co-Chairman of the Board and Chief Executive Officer	200,000	—		—	$11.685	10/21/2014	—	—	—	—
	70,000			—	$18.060	10/21/2015	—	—	—	—
	66,666			—	$21.820	10/21/2016	—	—	—	—
		66,668	(1)	—	$29.000	10/21/2017	—	—	—	—
		66,668	(2)	—	$6.800	10/21/2018	—	—	—	—
		66,666	(3)		$10.430	10/21/2019	—	—	—	—

Bob Farahi, Co-Chairman of the Board, Secretary and President	100,000	—		—	$11.685	10/21/2014	—	—	—	—
	10,000			—	$18.060	10/21/2015	—	—	—	—
	33,334			—	$21.820	10/21/2016	—	—	—	—
		33,334	(1)	—	$29.000	10/21/2017	—	—	—	—
		33,334	(2)	—	$6.800	10/21/2018	—	—	—	—
		33,333	(3)	—	$10.430	10/21/2019	—	—	—	—

Ronald Rowan, Chief Financial Officer and Treasurer	33,333	66,667	(4)	—	$26.470	6/19/2016	—	—	—	—
		33,333	(5)	—	$7.280	6/19/2019	—	—	—	—

(1)          Vests in full on October 21, 2010, subject to continued employment through that date.

(2)          Vests in full on October 21, 2011, subject to continued employment through that date.

(3)          Vests in full on October 21, 2012, subject to continued employment through that date.

(4)          Vests in one-half increments on June 19, 2010 and June 19, 2011, subject to continued employment through the noted dates.

(5)          Vests in full on June 19, 2012, subject to continued employment through that date.

Potential Payments Upon Termination in Connection with Change in Control

Upon a change in control (“CIC”), all unvested stock options issued by the Company immediately vest.  Any one of the following events would generally constitute a change in control: 1) any new person or entity becomes the beneficial owner of 25% or more of our outstanding stock; 2) a majority of the Board is removed; 3) substantially all of our assets are sold; or 4) if our stockholders are solicited, via a proxy statement, by someone other than current management (the “Soliciting Party”) seeking approval for a plan of reorganization, merger or consolidation involving us and, as a result, our shares are acquired by the Soliciting Party, unless the transaction is affirmatively recommended to our stockholders by a majority of our Board.  There are no other CIC agreements with any of our employees.

Other Employment Related Agreements

The Company has an agreement with Ronald Rowan, Chief Financial Officer and Treasurer, that in the event that his employment is terminated “without cause” he will receive severance pay in the amount equal to his then-applicable annual base salary in exchange for his waiver of any and all causes of action against us, our officers, directors, principals and affiliates, arising from his employment.  Termination “without cause” would be termination unless Mr. Rowan committed an illegal act, violated our Business Ethics Policy and Code of Conduct, committed gross neglect or abandonment of his professional responsibilities, or was disqualification by a controlling regulatory agency.  The agreement prohibits Mr. Rowan from entering the employ of any gaming enterprise located within 250 miles of a gaming enterprise owned by the Company for the year following termination.

Director Compensation — Fiscal 2009

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards ($)	Grant Date Fair Value of Stock Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Chang in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Charles W. Scharer (3)	$50,000	—	$26,596	—	—	—	$76,596
Craig F. Sullivan	$50,000	—	$26,596	—	—	—	$76,596
Ronald R. Zideck	$50,000	—	$26,596	—	—	—	$76,596

(1)          Annual fees of $40,000 are paid to directors who are not employees of the Company.  Each non-employee director serving as the chairman of a standing committee of the Board received an additional annual fee of $10,000 for each standing committee chaired in 2009.

(2)          On the date of prior year’s Annual Stockholders Meeting, each non-employee director received a grant of 6,100 stock options comprised of 4,800 options for service as a director and 1,300 options for service as a committee chair.  The options were issued at exercise prices equal to the close price of the Company’s stock on the grant date.  The options vest on the six-month anniversary of the grant date.

(3)          Mr. Scharer resigned from the Board on January 25, 2010.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this Report by reference therein.

To the Board of Directors of Monarch Casino & Resort, Inc.:

Our role is to assist the Board of Directors in its oversight of the Company’s financial reporting process.  As set forth in our charter, the Company’s management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  The independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2009.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  We have received and reviewed the written disclosures and the letter from the independent auditors required by the PCAOB Ethics and Independence Rule 3526,  Communication with Audit Committees Concerning Independence and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

THE AUDIT COMMITTEE

By:	Ronald R. Zideck, Chairman
Craig F. Sullivan, Member

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The 18.95-acre shopping center (the “Shopping Center”) adjacent to the Atlantis Casino Resort Spa is owned by Biggest Little Investments, L.P. (“BLI”).  BLI’s general partner is Maxum, L.L.C. (“Maxum”).  John Farahi, Bob Farahi and Ben Farahi each individually own non-controlling interests in BLI and Maxim.  John Farahi is Co-Chairman of the Board, Chief Executive Officer, Chief Operating Officer and a Director of Monarch.  Bob Farahi is Co-Chairman of the Board, President, Secretary and a Director of Monarch.  Ben Farahi formerly was the Co-Chairman of the Board, Secretary, Treasurer, Chief Financial Officer and a Director of Monarch.  Monarch’s board of directors accepted Ben Farahi’s resignation from these positions on May 23, 2006.

The Company currently rents various spaces in the Shopping Center which it uses as office, storage space and guest parking and paid rent of approximately $136,300 plus common area expenses in the year ended December 31, 2009.  The Company paid rent of approximately $194,800 and $262,700 plus common area expenses in the years ended December 31, 2008 and 2007, respectively.

In addition, a driveway that is being shared between the Atlantis and the Shopping Center was completed on September 30, 2004.  As part of this project, in January 2004, the Company leased a 37,368 square-foot corner section of the Shopping Center for a minimum lease term of 15 years at an annual rent of $300,000, subject to increase every 60 months based on the Consumer Price Index.  The Company began paying rent to the Shopping Center on September 30, 2004.  The Company also uses part of the common area of the Shopping Center and pays its proportional share of the common area expense of the Shopping Center.  The Company has the option to renew the lease for 3 five-year terms, and at the end of the extension periods, the Company has the option to purchase the leased driveway section of the Shopping Center at a price to be determined based on an MAI Appraisal.  The leased space is being used by the Company for pedestrian and vehicle access to the Atlantis, and the Company may use a portion of the parking spaces at the Shopping Center.  The total cost of the project was $2.0 million; the Company was responsible for two thirds of the total cost, or $1.35 million.  The Company paid approximately $310,000 plus common area charges for the year ended December 31, 2009, and approximately $300,000 in each of the years ended December 31, 2008 and 2007, for its leased driveway space at the Shopping Center.

The Company leased sign space from the Shopping Center through July 2008.  The Company paid $7,460 and $12,420 for the years ended December 31, 2008 and 2007, respectively.

The Company is currently leasing billboard advertising space from affiliates of its principal stockholders for a total cost of $38,500, $42,000 and $49,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

On December 24, 2007, the Company entered into a lease with Triple “J” Plus, LLC (“Triple J”) for the use of a facility on 2.3 acres of land (jointly, the “Property”) across Virginia Street from the Atlantis that the Company plans to utilize for administrative staff offices.  The managing partner of Triple J is a first-cousin of John and Bob Farahi, the Company’s Chief Executive Officer and President, respectively.  The term of the lease was two years requiring monthly rental payments of $20,256.  Commensurate with execution of the lease, the Company entered into an agreement that provided the Company with a purchase option on the Property at the expiration of the lease period while also providing Triple J with a put option to cause the Company to purchase the Property during the lease period.  The purchase price of the Property was established by a third party appraisal company.  Lastly, as a condition of the lease and purchase option, the Company entered into a promissory note (the “Note”) with Triple J whereby the Company advanced a $2.7 million loan to Triple J.  The Note required interest only payments at 5.25% and matured on the earlier of i) the date the Company acquires the Property or ii) January 1, 2010.  In November 2009, Triple J exercised its put option causing the Company to complete the purchase transaction on November 12, 2009 in accordance with the terms described above.

Audit Committee Review

The Company requires that the Audit Committee of the Board review and approve related party transactions.  The Audit Committee reviews all related party transactions on a case by case basis and approves any such transaction in accordance with Nevada corporate law.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s principal accounting firm, Ernst & Young LLP, has audited the Company’s financial statements for the fiscal year ended December 31, 2009.  Ernst & Young, LLP is expected to have a representative present at the annual meeting who will have the opportunity to make a statement if such representative desires to do so and is expected to be available to respond to appropriate questions.

The Audit Committee has not formally engaged Ernst & Young, LLP to audit the Company’s financials statements beyond the year ended December 31, 2009.

AUDIT AND RELATED FEES

Audit Fees.  The aggregate fees billed by the Company’s principal accountants for the audit of the Company’s annual financial statement and review of financial statements included in the Company’s Form 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements were $122,500 for the year ended December 31, 2009 and $125,590 for the year ended December 31, 2008.  The aggregate fees billed for audit of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 totaled $125,000 for the year ended December 31, 2009 and $128,090 for the year ended December 31, 2008.

Audit Related Fees.  The aggregate fees billed for assurance and related services by the Company’s principal accountant that are reasonably related to the performance of the audit or review of the Company’s financial statements not included under “Audit Fees” above were $0 for the year ended December 31, 2009 and $5,000 for the year ended December 31, 2008, related work required on the Company’s sports book gaming license.

Tax Fees.  The aggregate fees billed for professional services rendered by the Company’s principal accountant for the compilation, tax advice and tax planning were $43,670 for the year ended December 31, 2009 and $78,913 for the year ended December 31, 2008.  For 2009 these services consisted of the preparation of the Company’s federal corporate tax return and advice related to an on-review by the Internal Revenue Service.  For 2008 these services consisted of the preparation of the Company’s federal corporate tax return and advice and planning on the Company’s capital projects and the treatment of certain prepaid assets.

All Other Fees.  There were no other fees billed by the Company’s principal accountants for the years ended December 31, 2009 and 2008.

Audit Committee Pre-Approval Policies and Procedures

As required by the Audit Committee Charter, as revised on April 9, 2004, all services proposed to be provided by outside independent auditors must be approved in advance by the Audit Committee.

There were no non-audit services performed by the independent registered public accounting firm in 2009 and 2008.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.  Officers, directors, and stockholders holding more than 10% of the class of stock are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company, during 2009 the only late filing was a Form 4 for Bob Farahi which was filed late on August 3, 2009.

CODE OF ETHICS

The Company adopted a Business Ethics Policy and Code of Conduct, a copy of which may be reviewed on the Company’s website, www.monarchcasino.com.

VOTING PROCEDURES

A majority of a quorum of stockholders present in person or represented by proxy voting “FOR” the election of the nominees to the Board is sufficient to approve the election of the nominees to the Board and for the approval of the stock option exchange program A quorum of stockholders exists when a majority of the stock issued and outstanding and entitled to vote at a meeting is present, in person, or represented by proxy, at the meeting.  Abstentions are effectively treated as votes “AGAINST” a matter presented.  Neither the Company’s Articles of Incorporation, Bylaws, or Nevada corporate statutes address the treatment and effect of abstentions and broker non-votes.

The Company will appoint three inspectors of election to determine:  the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, and the authenticity, validity, and effect of a proxy; receive votes, ballots, or consents; hear and determine all challenges and questions in any way arising in connection with the right to vote; count and tabulate all votes or consents; determine when the polls shall close; determine the results; and do any other acts which may be proper to conduct the election or vote with fairness to all stockholders.

2011 ANNUAL MEETING OF STOCKHOLDERS

The next annual meeting of stockholders is expected to be held on or about May 27, 2011.  Stockholders desiring to present proper proposals at that meeting and to have their proposals included in the Company’s proxy statement and form of proxy for that meeting must meet the eligibility and other criteria under Rule 14a-8 of the Securities Exchange Act of 1934 and must submit the proposal to the Company.  Such proposal must be received no later than December 10, 2010.  Unless a stockholder proposal for the Company’s 2011 Annual Meeting of Stockholders is submitted to the Company prior to February 23, 2011, management may use its discretionary voting authority to vote management proxies on the stockholder proposal without any discussion of the matter in the proxy statement.

OTHER BUSINESS

The Board does not know of any other business which will be presented for action by the stockholders at this annual meeting.  However, if any business other than that set forth in the Notice of Annual Meeting of Stockholders should be presented at the annual meeting, the proxy committee named in the enclosed proxy intends to take such action as will be in harmony with the policies of the Board and will use their discretion and vote all proxies in accordance with their judgment.

The Company’s 2009 annual report on Form 10-K, including financial statements for the year ended December 31, 2009, along with these proxy materials, are being made available on the Internet, or when requested mailed, on or about April 9, 2010 to all stockholders of record of the Company as of March 25, 2010.

By order of the Board of Directors,

BOB FARAHI
Secretary

APPENDIX A

Monarch Casino & Resort, Inc.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, May 22, 2009

SOLICITED BY THE BOARD

MONARCH CASINO & RESORT, INC. 3800 S. VIRGINIA STREET RENO, NV 89502 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M11676 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. MONARCH CASINO & RESORT, INC. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Vote On Directors 1. Election of Directors Nominees: 01) John Farahi 02) Craig F. Sullivan For Against Abstain 2. Approval of stock option exchange program for eligible employees. 3. In their discretion, act upon such other matters as may properly come before the meeting or any adjournment there of. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 32

Important Notice Regarding the Availability of Proxy Material for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. MONARCH CASINO & RESORT, INC. The stockholder hereby appoints John Farahi and Bob Farahi, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MONARCH CASINO & RESORT, INC. that the stockholder is entitled to vote at the Annual Meeting of stockholders to be held at 10:00am, PDT on 5/21/2010, at the Atlantis Casino Resort Spa, 3800 S. Virginia Street, Reno, NV 89502, and any adjournment or postponement thereof. M11677 33